Exhibit 99.1

DIAMOND RESORTS INTERNATIONAL CLOSES $150 MILLION INCREMENTAL TERM LOAN
UNDER ITS SENIOR SECURED CREDIT FACILITY

LAS VEGAS--December 4, 2015-- Diamond Resorts International, Inc. (NYSE:DRII) announced today the completion of the Second Amendment and First Incremental Assumption Agreement (the “Second Amendment”) to the Company’s existing Credit Agreement. The Second Amendment provides for a $150 million incremental term loan made as part of the Company’s senior secured credit facility, which had an outstanding balance of approximately $425 million prior to the incremental term loan facility. The Company received approximately $144 million in proceeds on the closing which was issued with 2.0% original issue discount and bears the same maturity date of May 9, 2021, and interest rate as the term loans in the existing senior secured credit facility. That interest rate, at Diamond Resorts’ option, is LIBOR plus 450 basis points, with a one percent floor, or an alternate base rate plus 350 basis points.

In addition, the Second Amendment amended the Credit Agreement to, among other things, (1) provide that the 50% sweep of Excess Cash Flow (as defined in the Credit Agreement) will step down to a 25% sweep of Excess Cash Flow when the Secured Leverage Ratio (as defined in the Credit Agreement) is greater than 1.5:1 (rather than 1:1 as originally set forth in the Credit Agreement), but equal to or less than 2:1 (rather than 1.5:1 as originally set forth in the Credit Agreement), and there will be no sweep of Excess Cash Flow when the Secured Leverage Ratio is equal to or less than 1.5:1 (rather than 1:1 as originally set forth in the Credit Agreement), and (2) include a soft call at 1.01 for a period of six months following the effective date of the Second Amendment.
The proceeds of the incremental term loan, which replace a substantial portion of the approximately $167.5 million in cash paid by the Company in its previously disclosed acquisition of the vacation ownership business of Gold Key Resorts, will be used for general corporate purposes and to pay costs related to the closing of the transactions contemplated by the Second Amendment.

About Diamond Resorts International®
Diamond Resorts International® (NYSE: DRII), with its network of more than 350 vacation destinations located in 34 countries throughout the continental United States, Hawaii, Canada, Mexico, the Caribbean, South America, Central America, Europe, Asia, Australasia and Africa, provides guests with choice and flexibility to let them create their dream vacation, whether they are traveling an hour away or around the world. Our relaxing vacations have the power to give guests an increased sense of happiness and satisfaction in their lives, while feeling healthier and more fulfilled in their relationships, by enjoying memorable and meaningful experiences that let them Stay Vacationed.™

Exhibit 99.1

Diamond Resorts International® manages vacation ownership resorts and sells vacation ownership points that provide members and owners with Vacations for Life® at over 350 managed and affiliated properties and cruise itineraries.

Media Contact:
Stevi Wara
Diamond Resorts International, Inc.
Tel: 1.702.823.7069; Fax: 1.702.684.8705
media@DiamondResorts.com

Investor Contact:
Sloane & Company
Erica Bartsch
Tel: 1.212.446.1875
ebartsch@sloanepr.com